EXHIBIT 12

April 27, 2001

Board of Directors
Travelers Series Fund Inc.
7 World Trade Center
New York, New York 10048

Ladies and Gentlemen:

           This letter responds to your request for our opinion concerning the federal income tax consequences of a reorganization transaction (the "Reorganization") between the Smith Barney International All Cap Growth Portfolio (the "International All Cap Growth Portfolio") and the Smith Barney Pacific Basin Portfolio (the "Pacific Basin Portfolio") (collectively, the "Funds"), each of which is a separate investment portfolio of Travelers Series Fund Inc. (the "Company").

           In rendering our opinion, we have relied solely on the assumptions set forth below and on certain factual statements, summarized below, either contained in the Form N-14 Registration Statement of the Fund (including Appendix A, The Plan of Reorganization) effective as of March 22, 2001 or asserted to us by employees of the Company or its affiliates.

Summary of Relevant Facts

           The Company is a corporation organized and existing under the laws of the State of Maryland and is an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940. Shares of stock of the Funds are held only by separate accounts of certain life insurance companies (the "Insurance Companies") supporting variable annuity contracts and/or variable life insurance contracts issued by the Insurance Companies (the "Contracts"). All the Contracts satisfy the requirements of section 817 of the Internal Revenue Code of 1986, as amended (the "Code").

           The International All Cap Growth Portfolio invests primarily in equity securities of foreign companies, and its investment objective is to seek a total return on its assets from the growth of capital and income. The Pacific Basin Portfolio seeks long-term capital appreciation through investment primarily in equity securities in the Asia Pacific region only. Smith Barney Fund Management LLC (the "Manager") is the investment advisor to both the Pacific Basin Portfolio and the International All Cap Growth Portfolio. Each of the International All Cap Growth Portfolio and the Pacific Basin Portfolio has only one class of stock outstanding, all of which is voting common stock.

           The Board of Directors of the Company has determined that it is in the best interests of the Company, the Funds, the shareholders of the Funds, and the owners of the Contracts indirectly invested in the Funds (the "Contract Owners") to combine the Funds, with the International All Cap Growth Portfolio becoming the surviving portfolio in the manner set forth below. In the Directors' view, the Reorganization will consolidate two portfolios that have generally similar investment objectives and policies and have the same investment advisor, distributor, transfer agent, and Board of Directors, thereby (1) enhancing the ability of the Manager to effect portfolio transactions on more favorable terms than are presently available, (2) giving the Manager greater flexibility and the ability to select a larger number of portfolio securities for the surviving Fund, with the attendant benefit of increased asset diversification, (3) reducing the overall expense ratio imposed on the shareholders of the Funds, and (4) eliminating duplication of costs and other inefficiencies arising from having two similar portfolios within the Company.

           For the foregoing business reasons, the following steps have been proposed:1

(a) prior to the date on which the Reorganization will occur (the “Effective Date”), the Board of Directors of the Company (or appropriate Company officers acting under the authority of the Board of Directors) will execute and file articles of amendment to the Company’s charter, effective on the Effective Date, to reclassify all the Company’s issued and outstanding shares of common stock of the Pacific Basin Portfolio as common stock of equal aggregate value of the International All Cap Growth Portfolio and reclassify all the authorized and unissued common stock of the Pacific Basin Portfolio as authorized and unissued common stock of the International All Cap Growth Portfolio;

(b) prior to the Effective Date, the Board of Directors of the Company (or appropriate Company officers acting under the authority of the Board of Directors) will declare a dividend on Pacific Basin Portfolio shares representing substantially all the Pacific Basin Portfolio’s undistributed taxable net investment income and undistributed taxable capital gains;

(c) on or prior to the Effective Date, all the assets of the Pacific Basin Portfolio will be transferred to the International All Cap Growth Portfolio in exchange solely for shares of voting common stock of the International All Cap Growth Portfolio (“new International All Cap Growth Portfolio shares”) and the assumption by the International All Cap Growth Portfolio of all the liabilities (if any) of the Pacific Basin Portfolio; and

(d) on or prior to the Effective Date, the Pacific Basin Portfolio will exchange for each outstanding share of Pacific Basin Portfolio stock a number of new International All Cap Growth Portfolio shares in complete liquidation of the Pacific Basin Portfolio.

           The number of full and fractional new International All Cap Growth Portfolio shares to be issued to holders of Pacific Basin Portfolio shares will be determined on the basis of the relative net asset values of the Pacific Basin Portfolio and the International All Cap Growth Portfolio on the Effective Date. No consideration other than new International All Cap Growth Portfolio shares will be issued in the Reorganization. Following the Reorganization, the International All Cap Growth Portfolio may or may not retain and use in its business a significant portion of the historic business assets of the Pacific Basin Portfolio or continue the historic business of the Pacific Basin Portfolio.

Assumptions

           The following assumptions are based on representations contained in the representation letter issued by the Company to us in connection with this opinion letter. Our opinions are specifically conditioned upon the accuracy of the assumptions (and of the facts summarized above) as of the Effective Date.

(a)	The fair market value of the new International All Cap Growth Portfolio shares received by each Pacific Basin Portfolio shareholder (the “Shareholders”) will be approximately equal to the fair market value of the Pacific Basin Portfolio shares surrendered in the Reorganization.

(b)	The International All Cap Growth Portfolio will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Pacific Basin Portfolio immediately prior to the Reorganization. For purposes of this assumption, amounts used by the Pacific

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1     As of the date hereof, one or more of the steps described below may have already taken place as part of the Reorganization. To the extent that has occurred, the prior implementation of that step or steps will be ignored for purposes of describing the Funds, the steps of the Reorganization, and our assumptions. In addition, our opinions are not affected by the order or precise timing of the steps, insofar as they are part of the plan effecting the Reorganization.

Basin Portfolio to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends and redemptions in the ordinary course of the Pacific Basin Portfolio’s business) made by the Pacific Basin Portfolio immediately preceding the Reorganization are included as assets of the Pacific Basin Portfolio held immediately prior to the Reorganization.

(c)	The Reorganization is being effected for bona fide business reasons, as described in the draft Form N-14 filed with the Securities and Exchange Commission on February 21, 2001.

(d)	After the Reorganization, the International All Cap Growth Portfolio will use the assets acquired from the Pacific Basin Portfolio in its business, except that a portion of the assets may be sold or otherwise disposed of by the International All Cap Growth Portfolio. Any sale or disposition proceeds will be invested in accordance with the International All Cap Growth Portfolio’s investment objectives.

(e)	The Pacific Basin Portfolio will distribute to the Shareholders the new International All Cap Growth Portfolio shares it receives in the Reorganization, and all its other properties, in pursuance of the plan of reorganization.

(f)	Any liabilities of the Pacific Basin Portfolio to be assumed by the International All Cap Growth Portfolio and any liabilities to which the transferred assets of the Pacific Basin Portfolio will be subject were incurred by the Pacific Basin Portfolio in the ordinary course of its business.

(g)	The expenses incurred in connection with the Reorganization will be paid by the Manager. No cash or property will be transferred to the Pacific Basin Portfolio or the shareholders of the Funds to pay Reorganization expenses, and no expenses will be paid by the Manager that are not solely and directly related to the Reorganization (including expenses incurred by a shareholder for legal, accounting, or investment advice pertaining to participation in, or action with respect to, the Reorganization or state transfer taxes incurred by a shareholder).

(h)	There is no indebtedness existing between the International All Cap Growth Portfolio and the Pacific Basin Portfolio that was issued, acquired, or will be settled at a discount.

(i)	The International All Cap Growth Portfolio and the Pacific Basin Portfolio are regulated investment companies as defined in section 368(a)(2)(F) of the Code.

(j)	The International All Cap Growth Portfolio does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any Pacific Basin Portfolio shares.

(k)	Each of the fair market value and total adjusted tax basis of the assets of the Pacific Basin Portfolio transferred to the International All Cap Growth Portfolio will equal or exceed the sum of the liabilities (if any) to be assumed by the International All Cap Growth Portfolio, plus the amount of liabilities (if any) to which the transferred assets will be subject.

(l)	The Pacific Basin Portfolio is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.
(m)	The International All Cap Growth Portfolio and the Pacific Basin Portfolio have elected to be taxed as regulated investment companies under section 851 of the Code, and for all their taxable periods (including the last short taxable period for the Pacific Basin Portfolio ending on the date of the Reorganization) have qualified or will qualify for the special tax treatment afforded regulated investment companies under the Code. After the transaction, the International All Cap Growth Portfolio intends to continue to so qualify.

(n)	There is no plan or intention for the International All Cap Growth Portfolio, or any person related (as defined in section 1.368-1(e)(3) of the Income Tax Regulations) to the International All Cap Growth Portfolio, to acquire or redeem, during the five-year period beginning on the date of the Reorganization, the new International All Cap Growth Portfolio shares, either directly or through any entity or any transaction, agreement, or arrangement with any other person, except for redemptions in the ordinary course of business of the International All Cap Growth Portfolio.

(o)	The Funds are unaware of any plan or intention of the Shareholders to have acquired or redeemed by the International All Cap Growth Portfolio, or any person related (as defined in section 1.368-1(e)(3) of the Income Tax Regulations) to the International All Cap Growth Portfolio, during the five-year period beginning on the date of the Reorganization, the new International All Cap Growth Portfolio shares, either directly or through any entity or any transaction, agreement, or arrangement with any other person, except for redemptions in the ordinary course of business of the International All Cap Growth Portfolio.

Opinion

           Based on our analysis of the Code, the Income Tax Regulations, case law, published and private rulings of the Internal Revenue Service, and other relevant legal authority, and in view of facts summarized above and the assumptions set forth above, it is our opinion that the following federal income tax consequences will result from the Reorganization.

A.           Continuity of Business Enterprise Exists

           If, following the Reorganization, the International All Cap Growth Portfolio continues the historic business of the Pacific Basin Portfolio or uses a significant portion of the Pacific Basin Portfolio's historic business assets in its business, then in our opinion:

           1. The Reorganization will constitute a "reorganization" within the meaning of section 368(a)(1) of the Code, and each of the International All Cap Growth Portfolio and the Pacific Basin Portfolio will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

           2. No gain or loss will be recognized by the Pacific Basin Portfolio on the transfer of its assets to the International All Cap Growth Portfolio in exchange solely for new International All Cap Growth Portfolio shares and the International All Cap Growth Portfolio's assumption of the liabilities (if any) of the Pacific Basin Portfolio or upon the subsequent distribution of those new International All Cap Growth Portfolio shares to the Shareholders of the Pacific Basin Portfolio in exchange for their Pacific Basin Portfolio shares as part of the liquidation of the Pacific Basin Portfolio.

           3. The International All Cap Growth Portfolio's tax basis for the assets transferred to it by the Pacific Basin Portfolio will be the same as the Pacific Basin Portfolio's tax basis for the assets immediately before the Reorganization.

           4. The International All Cap Growth Portfolio's holding period for the transferred assets will include the Pacific Basin Portfolio's holding period therefor.

           5. No gain or loss will be recognized by the International All Cap Growth Portfolio on its receipt of the assets transferred to it by the Pacific Basin Portfolio in exchange for the new International All Cap Growth Portfolio shares and the International All Cap Growth Portfolio's assumption of the liabilities (if any) of the Pacific Basin Portfolio.

           6. No gain or loss will be recognized by the Shareholders of the Pacific Basin Portfolio on the exchange of their Pacific Basin Portfolio shares solely for new International All Cap Growth Portfolio shares.

           7. The basis of the new International All Cap Growth Portfolio shares to be received by a Pacific Basin Portfolio Shareholder in the Reorganization will be the same, in the aggregate, as the adjusted basis of that Shareholder's Pacific Basin Portfolio shares surrendered in exchange therefor.

           8. The holding period of the new International All Cap Growth Portfolio shares received by a Pacific Basin Portfolio Shareholder will include the Shareholder's holding period for the Pacific Basin Portfolio shares surrendered in exchange therefor, provided that such Pacific Basin Portfolio shares were held as capital assets on the Effective Date.

           9. No gain or loss will be recognized by the Contract Owners upon the transfer of all the assets and liabilities of the Pacific Basin Portfolio to the International All Cap Growth Portfolio, the receipt of new International All Cap Growth Portfolio shares by the holders of Pacific Basin Portfolio shares, or the combination of the Pacific Basin Portfolio subaccount and the International All Cap Growth Portfolio subaccount of any of the Insurance Companies' separate accounts into a single subaccount of such separate account.

B.           Continuity of Business Enterprise Does Not Exist

           If, following the Reorganization, the International All Cap Growth Portfolio does not continue the historic business of the Pacific Basin Portfolio and does not use a significant portion of the Pacific Basin Portfolio's historic business assets in its business, then in our opinion:

           1. The Pacific Basin Portfolio will recognize gain or loss on the transfer of its assets to the International All Cap Growth Portfolio as if it had disposed of those assets for an amount of cash equal to the value of the International All Cap Growth Portfolio shares received in the exchange, plus the amount of Pacific Basin Portfolio liabilities assumed by the International All Cap Growth Portfolio.

           2. The Pacific Basin Portfolio will not have any federal income tax liability as a result of that deemed asset disposition as long as it qualifies as a regulated investment company under section 851 of the Code for its taxable year ending on the Effective Date and makes sufficient distributions to its shareholders for that year in accordance with the timing, notice, and other requirements of the Code relating to regulated investment companies.

           3. The Shareholders will not realize any gain or loss as a result of the Reorganization to the extent that their shares of the Pacific Basin Portfolio are held by separate accounts of Insurance Companies supporting the Contracts.

           4. No gain or loss will be recognized by the Contract Owners upon the transfer of all the assets and liabilities of the Pacific Basin Portfolio to the International All Cap Growth Portfolio, the receipt of new International All Cap Growth Portfolio shares by the holders of Pacific Basin Portfolio shares, or the combination of the Pacific Basin Portfolio subaccount and the International All Cap Growth Portfolio subaccount of any of the Insurance Companies' separate accounts into a single subaccount of such separate account.

*   *   *

           We express no opinion regarding the federal income tax consequences of the payment by the Manager of expenses incurred in connection with the Reorganization, except in relation to the qualification of the Reorganization as a "reorganization" under the Code.

           We are furnishing this opinion letter solely for the benefit of the Company, the Funds, the Shareholders, and the Contract Owners, and this letter is not to be used, circulated, or quoted for any other purpose without our written consent. Our opinion reflects our interpretation of the provisions of the Code, as in effect as of the date hereof. Absent your written request, we will not revise or update this letter to reflect subsequent changes in law.

Sincerely yours, SUTHERLAND ASBILL & BRENNAN LLP /s/ MICHAEL R. MILES By: Michael R. Miles